Exhibit 10.1













                               Baotou Steel - GSHI
                                  Special Steel
                             Joint Venture Agreement











                      BAOTOU IRON & STEEL (GROUP) CO., LTD.
                       GENERAL STEEL INVESTMENT CO., LTD.
                       DA QIU ZHUANG METAL SHEET CO., LTD.



                               September 28, 2005

                             JOINT VENTURE AGREEMENT



                              1. GENERAL PROVISIONS

1.1 In accordance with the Law of the People's Republic of China on Joint Venture Using Chinese and Foreign Investment ("Joint Venture Law") and other relevant published laws and regulations of China, the following Parties hereby enter this initial joint venture agreement ("Agreement") with the intention of forming a joint venture enterprise.



                         2. PARTIES TO THE JOINT VENTURE

2.1      Parties to this Agreement are as follows:

         Party A: Chinese Party:
         Baotou Iron & Steel (Group) Co., Ltd. (Baotou Steel)
         Located at River West band Industrial district, Kundulun District, Baotou City, Inner Mongolia;
         Representative: Lin, Dong Lu, (Nationality: China)

         Party B: General Steel Investment Co., Ltd. (General Steel) Located at Offices of Offshore Incorporations Limited.
         Offshore Incorporation Centre P.O. Box 957, Road
         Town, Totoria, British Virgin Islands;
         Representative: Yale Yu, (Nationality: USA)

         Party C: Da Qiu Zhuang Metal Sheet Co., Ltd. (Qiu Steel)
         Located at Da Qiu Zhuang, Jing Hai County, Tianjin City;
         Representative Yu, Zuo Sheng (Nationality: China)

2.2 Parties A, B and C may be hereinafter referred to individually as a "Party" and collectively as the "Parties."

2.3 Each of the Parties hereby presents and warrants to the other Parties that it has full legal authority and power to enter into this Agreement and perform its obligations hereunder and that its representatives named above are duly authorized to sign this Agreement and other relevant documents on behalf of such Party.



                      3. ESTABLISHMENT OF THE JOINT VENTURE

3.1 In accordance with the Joint Venture Law and other relevant published laws and regulations, the Parties hereby agree to establish a Joint Venture Limited Liability Company (hereinafter referred to as "Joint Venture" or "JV") within the territory of Inner Mongolia Autonomous Region, the People's Republic of China.

3.2 The English name of the Joint Venture shall be: Baotou Steel - General Steel Special Steel Joint Venture Company Limited.

3.3 The legal address of the Joint Venture will be located at Kundulun District, Baotou City, Inner Mongolia, China.

3.4 All activities of the Joint Venture in China shall be governed by the laws, decrees and relevant rules and regulations of China.

3.5 The form of organization of the Joint Venture shall be a limited liability company. The liability of each Party is limited to the capital contribution to the registered capital in accordance with
         Section 5 of this Agreement, including increases and decreases in each Party's share of ownership interest made in compliance with the Chinese regulations.



             4. PURPOSES, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

4.1 The purposes of the Joint Venture shall be, in conformity with the wish of strengthening economic cooperation and technical exchanges, to improve the product quality and the production capacity, to develop new products and gain competitiveness in both domestic and international markets in terms of quality, variety and price by adopting advanced technology in the production of steel products, and the adoption of advanced management methods, so as to constantly raise economic results and ensure satisfactory economic benefits for each Party.

4.2 The products of the Joint Venture shall be special steel. The products shall be sold in both domestic and International market. The production scale of the Joint Venture will be 600,000 metric tons a year.



              5. TOTAL INVESTMENT, REGISTERED CAPITAL AND OWNERSHIP

5.1 The total amount of investment is approximately thirty million US DOLLARS. (USD $30,000,000 or RMB 240,000,000)

         Party A shall contribute land, existing equipment and materials. The estimated value of its investment is 98 million RMB (approximately USD $12,000,000);
         Party A shall have 49% of ownership interest with its contribution;

         Party B shall contribute cash.
         The estimated investment is 62 million RMB according to the base exchange rate announced by the People's Bank of China on the day of its submission(approximately USD $7,500,000); Party B shall have 31% of ownership interest with its contribution;

         Party C will contribute cash.
         The  estimated   investment  is  40  million  RMB   (approximately  USD
         $5,000,000); Party C shall have 20% of ownership interest with its contribution;


         The value of land, existing equipment, materials and houses of the factory to be contributed by Party A is subject to the Chinese qualified accountant's appraisal. Party B and Party C shall increase or reduce their capital investment respectively by the percentage listed hereunder, subject to the appraisal results.


         The   registered   capital   of  the  Joint   Venture   should  be  RMB
         (pound)*200,000,000 ( approximately USD $24,000,000);

         Scope of investment:
         Party A: The full payment of its contribution should be made at the date of the approval of Joint Venture;

         Party B: The payment to be made by Party B towards the registered capital of the Joint Venture Company will be made as follows:
         a. 30% of its capital contribution within 30 days of the date of approval of the Joint Venture;
         b. 30% of its capital contribution within 3 months of the date of approval of the Joint Venture;
         c. 40% of its capital contribution within 6 months of the date of approval of the Joint Venture.

         Party C: The payment to be made by Party C towards the registered capital of the Joint Venture Company will be made as follows:
         a. 30% of its capital contribution within 30 days of the date of approval of the Joint Venture;
         b. 30% of its capital contribution within 3 months of the date of approval of the Joint Venture;
         c. 40% of its capital contribution within 6 months of the date of approval of the Joint Venture.

5.2 After the registered capital is paid up by the Parties, an accounting firm registered in China appointed by the Parties shall verify that contributions of this contract have been made in accordance with the terms and conditions of this Agreement and issue a verification report, based on which the Joint Venture shall issue an investment certificate to each Party. This report will be signed by both the President and the Vice President of the Joint Venture.

5.3 Should a Party intend to assign all or part of its interest in the Joint Venture to a third Party, written consent must be obtained from the other parties and an affirmative decision by the Board of Directors and approval from the appropriate examination and approval authority shall be required. The registration procedures for the changes shall be dealt with. In case of any transfer by any party herein in this Agreement, the other Parties herein will have a preemptive right over the shares to be transferred. Provided the transfer is made to a third party, the terms for the transfer shall not be superior to those for the Parties herein. Any transfer deviating from the rules above shall be deemed invalid.



                       6. RESPONSIBILITIES OF THE PARTIES

6.1      Responsibilities of the Party A:

         a. Making capital contributions at the specified time in accordance with term 5.1 and term hereof;

         b. In charge of applying for and obtaining the approval, registration and business license and dealing with other formalities with relevant Chinese governmental departments for the establishment and operation of the Joint Venture and for obtaining the best treatment granted to Sino-Foreign joint ventures;

         c. To promptly provide sufficient raw materials, water, electricity, gas, transportation and other services for the Joint Venture in accordance with the annual production plan and plan for balanced energy usage of Party A ;

         d. To provide sufficient water, electricity, gas and transportation for the Joint Venture at prices either:

                  1. Compliance with government quoted prices if there is any; or

                  2.       Fair  market  price  as  quoted  to  a  third  party,
                           provided no government quotations exist; or
                  3.       Subject to  negotiations in case neither of the above
                           is applicable;

         e. A contract with respect to the supply of raw materials, air, water, electricity and gas shall be signed separately by the Joint Venture and Party A's company.

         f. To acquire the benefit of national and local preferential policies exclusively for Sino-foreign joint ventures and programs of Developing West China.

6.2      Responsibilities of Party B.

         a. Making capital contributions in accordance with term 5.1;

         b. Assisting Party A for obtaining the approval, registration and business license;

         c. Making the best effort in assisting Joint Venture to develop international market for its products.

6.3      Responsibilities of Party C

         a. Making capital contributions in accordance with term 5.1;

         b. Assisting Party A for obtaining the approval, registration and business license.



                       7. PRODUCTION AND SALES OF PRODUCTS

7.1      Production and Products
         The Joint Venture's main production lines are composed of: 1 set of iO850 convertible slab machine, 4 sets of iO550 continues rolling mills, push-type heating furnace, step cooling bed, nine-high jib straighten machine and relevant automatic control system;

         The Joint  Venture's  products are focused on Special  Steel  Products:
         Alloy and carbon structure steel, and formed steel.

7.2 The products of the Joint Venture shall be sold in the Chinese market and the best efforts will be made in order to sell part of the products in the overseas market.

7.3 The products of the Joint Venture shall be sold throughout China without geographic restriction and may be sold by the Joint Venture directly or by appropriate distributors. The sales methods and prices shall be determined by the General Manager following recommendation of the Board of Directors of the Joint Venture based on the domestic market conditions, competitiveness of the products and the economic situation of the Joint Venture. The Joint Venture shall be free to determine and raise the selling prices of its products and to sell at its own discretion, in accordance with the preceding provisions.



                              8. BOARD OF DIRECTORS

8.1 The Board of Directors shall be established at the date of issuance of the business license.

8.2 The Board of Directors shall consist of seven ( 7) directors of which three (3)shall be appointed by Party A, two ( 2 ) should be appointed by Party B and two (2) should be appointed by Party C. The chairman of board shall be appointed by Party A. The vice chairman by Party C. The term of the directors is four ( 4) years. This term of office may be renewed upon reappointment by the appointing party.

8.3 The highest authority of the Joint Venture shall be its Board of Directors. It shall decide all major issues concerning the Joint Venture. In handling all important matters, the Board of Directors shall reach its decision through consultation among the participants in the principle of equality and mutual benefit. All issues of the Joint Venture shall be discussed and approved by two thirds of directors present at the board meeting.

8.4 The following major issues will require the unanimous approval of all the directors present at the board meeting:

         a. Amendment of the articles of incorporation of the Joint Venture;
            b. Termination and dissolution of the Joint Venture;
         c. An increase of the registered capital of the Joint Venture and any transfer of ownership interest by any Party;
         d. Merger or division of the Joint Venture.

8.5 The chairman of the board is the legal representative of the joint venture. Should the chairman be unable to exercise his responsibilities, he should authorize the vice chairman of the Board of Directors to represent the Joint Venture.

8.6 The Board of Directors shall convene at least two meetings every year. The meeting shall be called and presided over by the chairman of the board. The general manager and the vice general manager could attend the meeting. The board meeting can be held at a site as agreed upon by the Parties of the Joint Venture. The chairman may convene an interim meeting based on proposal made by more than one third of the directors. The minutes of all meetings will be kept on file. The directors will have the right to be represented by a designated representative. Union representative can attend meetings, however the union representative has no voting rights.

8.7 A decision signed by all the members of the Board of Directors has the same validity as a decision made during an official board meeting.



                       9. BUSINESS MANAGEMENT ORGANIZATION

9.1 The Joint Venture shall establish a management office which shall be responsible for its daily management. The management office shall have one general manager, three vice general managers and one chief financial officer.

         Party A will appoint the general manager;
         Party B will appoint one vice general manager;
         Party C will appoint the chief financial officer;
         Two additional vice general managers will be hired by recommendation of Party A;

9.2 The office is authorized by Board of Directors. The term of office shall be four (4) years.

9.3 The responsibilities of the general manager shall be to carry out the decisions of the board, and to organize and direct the daily management of the Joint Venture in accordance with the provisions of this Agreement and the articles of incorporation.

9.4 The Vice general managers shall assist the general manager in such duties.

9.5 The department managers shall be responsible for the work in the respective departments of production, technology, business operation, finance and administration, handle the matters handed over by the general manager and the vice manager and shall be accountable to them. The general manager shall be present for approval by the Board of Directors organizational structure of the Joint Venture and budget for the coming year.

9.6 The general manager and vice general managers shall not serve as employees of other entities, and shall not serve or act on behalf of other economic entities in competition with the Joint Venture except that either of them may be an officer, director or employee of their respective Party.

9.7 The Board of Directors shall have the power to dismiss the general manager and the vice general managers in the event of graft or serious dereliction of duty.



                              10. LABOR MANAGEMENT

10.1 Policies relating to matters such as the total number of workers, recruitment, dismissal, wages, welfare, benefits, labor insurance, bonuses and labor discipline shall be determined by the management office in accordance with Labor Law of China, the "People's Republic of China Administration on Labor Management of Foreign Investment Enterprises Provisions" and other promulgated relevant laws and regulations, the policies stipulated by the Board of Directors, and the actual financial conditions of the Joint Venture.

10.2 The Joint Venture shall have the right to recruit and hire employees directly from any available sources in the Baotou Steel Union You Yi Alloy Rod Mill. In all cases, the Joint Venture shall employ only those employees who are sufficiently qualified for employment, as determined through tests and/or examinations.

10.3 The Joint Venture, acting through the general manager, will sign individual labor Agreements with each of its employees. Each labor agreement shall include type of work, technical ability and wages of such employee, according to the framework duly approved by the Board of Directors, and shall be filed for reference at the local labor management department.

10.4 The labor agreements of all staff and workers likely to receive confidential information and/or particular training from the Joint Venture or from Party B shall include, in addition to confidentiality undertakings, non-competition clauses pursuant to which they shall not be entitled to work for an enterprise or organization in the same field for a period of two (2) years after leaving the Joint Venture.

10.5     The  employees of the Joint Venture shall have the right to establish a
         labor  union  in  accordance   with   relevant  P.R.   China  laws  and
         regulations.

                11. TAXES, FINANCE, AUDIT AND PROFIT DISTRIBUTION

11.1 The Joint Venture shall pay various taxes in accordance with relevant Chinese laws and regulations.

11.2 Staff members and workers of the Joint Venture shall be responsible for paying their own individual income tax or personal income adjustment tax in accordance with relevant Chinese laws and regulations. After paying their taxes, the foreign members of the Joint Venture can remit their money abroad.

11.3 In accordance with the "Laws of the People's Republic of China on the Joint Ventures using Chinese and Foreign Investment," allocations for a reserve fund, an enterprise expansion fund and a bonuses and welfare fund for the staff and workers shall be decided by the Board of Directors each year according to the actual business situation and profitability of the Joint Venture of the after tax profit.

11.4 Finance and accounting of the Joint Venture shall be handled in accordance with the "Regulations of the People's Republic of China on the Financial Administration for Foreign Investment Enterprises" and the "Accounting System for the Foreign Investment Enterprises." The fiscal year of the Joint Venture shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements, reports and account books shall be written in Chinese, provided that any such documents upon request of Party B shall be translated into English. Monthly, quarterly and annual financial reports shall be prepared in Chinese and English and submitted to the Board of Directors.

11.5 Renminbi shall generally be used in the settlement of accounts for the Joint Venture.

11.6 The Joint Venture shall engage an accountant registered in China agreed upon by both Parties to conduct its annual financial audit and examination and to provide a report for submission to the Board of Directors and the general manager.

11.7 All disbursements shall be signed by the general manager or his authorized personnel.

11.8 Within the first three (3) months of each fiscal year, the general manager shall organize the preparation of a balance sheet and a profit and loss statement in respect with the preceding year as well as a proposal regarding the allocation and distribution of profits, and submit them to the Board of Directors for approval after being examined and signed by the chief financial officer.

11.9 Dividends to be paid to Party B shall be exchanged into foreign currencies.



                          12. FOREIGN EXCHANGE CONTROL

12.1 All foreign exchange matters of the Joint Venture shall be handled in accordance with the provision of the "Provisional Regulations of the People's Republic of China on Foreign Exchange Control" and other relevant regulations. The Joint Venture shall remit the profit due to Party B to bank accounts designated by the Foreign Party respectively in accordance with the "Regulations of the People's Republic of China on the Foreign Exchange Control."

12.2 The Joint Venture is entitled to open foreign exchange deposit accounts and Renminbi deposit accounts with the Bank of China or other designated banks. All foreign exchange receipts of the Joint Venture (including capital contributions made by Party B, loans from foreign banks, export revenues, and so forth) shall be deposited in Joint Venture's foreign exchange deposit account. All normal foreign exchange disbursements, as listed here below but not limited to, by order of priority:

                  - principal and interest repayments for foreign bank loans.
                  - import of raw materials.
                  - salaries of foreign staff,
                  - overseas traveling expenses.
                  - technical assistance agreement.
                  - transportation expenses.
                  - dividends to the Foreign Party.

12.3 Based on its business needs, the Joint Venture may borrow foreign exchange funds from banks abroad or in Hong Kong, provided that the Joint Venture shall file such matters with the local Administration of Foreign Exchange Control for the record within fifteen (15) days of borrowing as required by law.

12.4 Renminbi shall generally be used in the settlement of accounts for transactions between the Joint Venture and the Chinese entities, enterprises or individuals unless otherwise approved by the local Administration of Foreign Exchange Control or where relevant government regulations permit the Joint Venture to use foreign exchange in the settlement of accounts.

12.5 The Joint Venture will be entitled to utilize all legal means in order to obtain the foreign currencies needed such as swap centers or all other legal exchange premises.



                        13. DURATION OF THE JOINT VENTURE

13.1 The duration of the Joint Venture shall be 30 years. The date of establishment of the Joint Venture shall be the date of issuance of the business license. The duration can be prolonged if one Party suggests it before six months of the expiring date and if it is approved by the Board of Directors.



          14. DISPOSAL OF ASSETS UPON LIQUIDATION OF THE JOINT VENTURE

14.1 Upon termination of the Joint Ventures, liquidation shall be carried out according to relevant laws and regulations. The liquidated assets shall be distributed in proportion to the capital contribution made by all Parties.

14.2 The fees incurred during the liquidation and the salary for the Liquidation Committee shall be deducted from the residual equity.

14.3 All the original copies of documents, files, contracts and books and records of the Joint Venture shall be kept by Party A after the liquidation. Party B and Party C can have certified copies for all the documents, files, contracts and books for their records.



                                  15. INSURANCE

15.1 The Joint Venture shall maintain appropriate insurance policies with an insurance company in China. The types, value and duration of insurance shall be decided by the Board of Directors in accordance with the standards of the insurance company in China. The Joint Venture should maintain the "5-insurance and 1-fund" (referring to pension insurance, unemployment insurance, health insurance,) workers' compensation insurance, maternity insurance and housing reserve fund) for all staff and workers.

              16. AMENDMENT, ALTERATION AND TERMINATION OF CONTRACT

16.1 Any amendment to this Agreement or its appendices shall come into force only by written agreement signed by All Parties and approved by the original examination and approval authority.

16.2     Should it become  impossible  to fulfill this  Agreement as a result of force majeure, or should it become impossible to continue the operations of the Joint Venture as a result of heavy losses sustained by the Joint Venture in successive years, the Joint Venture and this Agreement may be terminated prior to the date of expiration if unanimously decided by the Board of Directors and approved by the original examination and approval authority. The registration of the Joint Venture must then be canceled at the original registration office. The Joint Venture may be terminated prior to its expiration date in the event that both Parties agree that termination of the Joint Venture is the mutual and the best interest of the Parties.

16.3 If due to any one Party being unable to fulfill the obligations of this Agreement and the articles of incorporation, and if for that reason the Joint Venture Company cannot continue its normal business or cannot reach its target mentioned in the Agreement, then the Agreement would be deemed to have been stopped by the Party who made the violation. The other Parties have the right to claim damages and to apply for the termination of the Agreement. If the other Parties agree to continue the business, the Party which committed the violation should compensate the economic damage. The other Party would have in that case a buying option for the shares owned by the defaulting Party. The purchasing price shall be the default party's ownership interest of the total assets appraised by the public accountant at the date of default.

16.4 In the event that the Joint Venture intends to merge with or acquire another production enterprise or economic organization in the future, approval by all the Parties shall be required.



                                17. FORCE MAJEURE

17.1 Should the performance of this Agreement be directly affected or should it become impossible to perform this Agreement in accordance with the prescribed terms as a result of a force majeure event such as earthquake, typhoon, flood, fire, war, civil disorder, unforeseeable events where the occurrences and consequences are unpreventable and unavoidable without limitation, the Party affected by such event shall notify the other Parties by telegram or facsimile without any delay and, within ten (10) days thereafter, provide the detailed information on such event and a valid certification document giving reasons for such Party's inability to perform all or part of this Agreement or its delay of the performance.

17.2 If possible, the said document shall be issued by a notary public office at the location where the force majeure event occurs. The Parties shall decide through consultations whether to terminate this Agreement or to waive part of the obligations to be performed under this Agreement or to delay the performance of this Agreement according to the effects of the force majeure event on the performance of this Agreement.



                               18. APPLICABLE LAW

18.1     The  execution,  validity,   interpretation  and  performance  of  this
         Agreement and dispute resolution under this Agreement shall be governed and protected by the laws of China.



                             19. DISPUTE RESOLUTION

19.1 Any dispute arising from the execution of or in connection with this Agreement shall first be settled through friendly consultations between the Parties. In the event that no settlement can be reached through consultations, the disputes shall be submitted to the Beijing
         International Economic and Trade Arbitration Commission for conciliation or arbitration. The arbitration fees and related expenses occurred shall be borne by the losing Party.

19.2 When the dispute, controversy or claim arising out of or in connection with this Agreement are being resolved either through friendly consultation or through arbitration, the Parties should take the interest of the whole into account and shall not hinder or affect the performance of the provisions other than in dispute, so as to guarantee the smooth operation of the Joint Venture to the extent possible.



                                  20. LANGUAGE

20.1 The Agreement is written in Chinese and English versions, both languages are equally authentic.

                 21. EFFECTIVENESS OF CONTRACT AND MISCELLANEOUS

21.1 The following appendices formulated in accordance with the principles of this Agreement shall be integral part of this Agreement:

         Appendix 1:       Copies  of  business  licenses  of  all  the  parties
                           herein;
         Appendix 2:       Credit certificates of all the parties;
         Appendix 3:       Identification     certificated    of    the    legal
                           representatives  or  authorized  persons  of all  the
                           parties herein;
         Appendix 4:       Authorization  Proxy executed by the  representatives
                           of each Party;
         Appendix 5:       Board resolution for approval of the JV agreement;
         Appendix 6:       Certificates  of  investment  from all parties to the
                           JV;

21.2 This Agreement and its appendices shall become effective upon approval by the original examination and approval authority. The same applies in event of amendment.

21.3 This Agreement together with its appendices constitutes the entire agreement of the Parties with respect of the subject matters hereof and shall supersede all prior agreements between the Parties with respect to the matters hereof.

21.4 The Parties shall take all such efforts to carry out the purposes of this Agreement and its appendices. Neither Party shall take any action that might have an adverse competitive effect of adverse consequence on the operation of the Joint Venture.

21.5 Any waiver by either Party at any time of a breach of any term or provision of this Agreement shall not be construed as a waiver by such a Party of any subsequent breach, its rights to such term or provision, or any of its other rights hereunder.

21.6 If any one or more of the provisions contained in this Agreement or the appendices hereto shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired.

21.7 Unless otherwise specifically provided, notices or other communications to either Party required or permitted hereunder shall be: (a) personally delivered; (b) transmitted by postage prepaid registered airmail or by international courier; or (c) transmitted by telex or facsimile with answerback or followed by registered airmail or air courier. The addresses of the Parties listed in this Agreement shall be their respective mailing addresses and their respective facsimile numbers.

         Party A's fax:0472_5155484
         Party B's fax:010_68000346
         Party C's fax:022_60730088

21.8 In witness whereof, the Parties have signed this Agreement on September 28, 2005 by their duly authorized representatives in eight originals, each Party receiving one original in each version, Chinese and English.








Party A:
              /s/ Lin, Dong Lu                            September 28, 2005
             -------------------------------------        ----------------------
                         Lin, Dong Lu                     Date
             Baotou Iron & Steel (Group) Co., Ltd.





Party B:
              /s/ Yale Yu                                 September 28, 2005
             -------------------------------------        ----------------------
                             Yale Yu                      Date
              General Steel Investment Co., Ltd.





Party C:
              /s/ Yu, Zuo Sheng                           September 28, 2005
             -------------------------------------        ----------------------
                          Yu, Zuo Sheng                   Date
              Da Qiu Zhuang Metal Sheet Co., Ltd.